UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: April 13, 2017

(Date of earliest event reported)

Forbes Energy Services Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35281	98-0581100
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3000 South Business Highway 281 Alice, Texas	78332
(Address of Principal Executive Offices)	(Zip Code)

(361) 664-0549

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Explanatory Note:

As previously disclosed, on January 22, 2017, Forbes Energy Services Ltd., or the Company, and its domestic subsidiaries, or collectively, the Debtors, filed voluntary petitions, or the Bankruptcy Petitions, for reorganization under chapter 11 of the United States Bankruptcy Code, or the Bankruptcy Code, in the United States Bankruptcy Court for the Southern District of Texas-Corpus Christi Division, or the Bankruptcy Court, pursuant to the terms of a Restructuring Support Agreement (as defined below) that contemplated the reorganization of the Debtors pursuant to a prepackaged plan of reorganization, as amended and supplemented, the Plan. On March 29, 2017, the Bankruptcy Court entered an order, or the Confirmation Order, confirming the Plan. On April 13, 2017, or the Effective Date, the Plan became effective pursuant to its terms and the Debtors emerged from their chapter 11 cases.

The Plan was previously filed as Exhibit 99.1 to the Current Report on Form 8-K filed on December 23, 2016 and is incorporated herein by reference. The Confirmation Order was previously filed as Exhibit 99.1 to the Current Report on Form 8-K filed on March 31, 2017 and is incorporated herein by reference.

Item 1.01 – Entry into a Material Definitive Agreement.

Loan and Security Agreement

On the Effective Date, the Debtors entered into a loan and security agreement, or the New Loan Agreement, with certain financial institutions party thereto from time to time as lenders, or the Lenders, and Wilmington Trust, National Association, as agent for the Lenders, or the Agent.

Forbes Energy Services LLC, a subsidiary of the Company, is the borrower, or the Borrower, under the New Loan Agreement. The Borrower’s obligations have been guaranteed by the Company and by TX Energy Services, LLC, C.C. Forbes, LLC and Forbes Energy International, LLC, each direct subsidiaries of the Borrower and indirect subsidiaries of the Company. The New Loan Agreement provides for a term loan of $50 million. Subject to certain exceptions and permitted encumbrances, the obligations under this loan are secured by a first priority security interest in substantially all the assets of the Debtors. Such term loan has a stated maturity date of April 13, 2021. The proceeds of such term loan may only be used for (i) the payment on account of the Company’s 9% senior notes due 2019 in an amount equal to $20 million; (ii) the payment of costs, expenses and fees incurred on or prior to the Effective Date in connection with the preparation, negotiation, execution and delivery of the New Loan Agreement and documents related thereto; and (iii) subject to satisfaction of certain release conditions set forth in the New Loan Agreement, for general operating, working capital and other general corporate purposes of the Borrower not otherwise prohibited by the terms of the New Loan Agreement.

Borrowings under this term loan will bear interest at a rate equal to five percent (5%) per annum payable quarterly in cash, or the Cash Interest Rate, plus (ii) an initial PIK interest rate of seven percent (7%) commencing July 1, 2017 to be capitalized and added to the principal amount of the term loan or, at the election of the Borrower, paid in cash. The PIK interest increases by two percent (2%) twelve months after the Effective Date and every twelve months thereafter until maturity. Upon and after the occurrence of an event of default, the Cash Interest Rate will increase by two percentage points per annum.

The Borrower is also responsible for certain other administrative fees and expenses. In connection with the execution of the New Loan Agreement, the Borrower paid the Lenders a funding fee of $3 million, and paid certain Lenders a backstop fee of $2 million.

The Debtors are able to voluntarily repay the outstanding term loan at any time without premium or penalty. The Debtors are required to use the net proceeds from certain events, including but not limited to, the disposition of assets, certain judgments, indemnity payments, tax refunds, pension plan refunds, insurance awards and certain incurrences of indebtedness to repay outstanding loans under the New Loan Agreement. The Debtors may also be required to use cash in excess of $20 million to repay outstanding loans under the New Loan Agreement.

The New Loan Agreement includes customary negative covenants for an asset-based term loan, including covenants limiting the ability of the Debtors to, among other things, (i) effect mergers and consolidations, (ii) sell assets, (iii) create or suffer to exist any lien, (iv) make certain investments, (v) incur debt and (vi) transact with affiliates. In addition, the New Loan Agreement includes customary affirmative covenants for an asset-based term loan, including covenants regarding the delivery of financial statements, reports and notices to the Agent. The New Loan Agreement also contains customary representations and warranties and event of default provisions for a secured term loan.

The foregoing description is a summary and is qualified in its entirety by reference to the New Loan Agreement, which is incorporated by reference to Exhibit 10.1 hereto.

Letter of Credit Facility

On the Effective Date, the outstanding principal balance of $15 million plus outstanding interest and fees under the loan and security agreement dated as of September 9, 2011 and subsequently amended, or the Prior Loan Agreement, with Regions Bank, or Regions, and Regions as the sole lender party thereto, was paid off and the Prior Loan Agreement was terminated in accordance with the Plan. On the Effective Date, the Debtors entered into a letter of credit facility with Regions, or the New Regions Facility, to cover the letters of credit and Bank Product Obligations (as defined in the Prior Loan Agreement) then outstanding under the Prior Loan Agreement. Additionally, on the Effective Date, Regions will continue to hold the cash pledged by the Debtors to collateralize all outstanding letters of credit and Bank Product Obligations under the Prior Loan Agreement that are covered by the New Regions Facility.

The foregoing description is a summary and is qualified in its entirety by reference to the New Regions Facility, which is incorporated by reference to Exhibit 10.2 hereto.

Registration Rights Agreement

Pursuant to the Plan, on the Effective Date, the Company and certain of its stockholders executed a registration rights agreement, or the Registration Rights Agreement.

Pursuant to the Registration Rights Agreement, among other things, any holder that, together with such holder’s affiliates or, collectively, a Demand Holder, (i) beneficially owns at least ten percent (10%) of the outstanding shares of the reorganized Company’s common stock, or the New Common Stock, as of the Effective Date and (ii) continues to beneficially own at least five percent (5%) of the aggregate outstanding shares of New Common Stock will have the right to request the Company to file with the Securities and Exchange Commission, or the SEC, a registration statement under the Securities Act of 1933, as amended, or the Securities Act, or a Demand Registration, on Form S-1, or a Long-Form Registration, or Form S-3, or a Short-Form Registration, of all or any portion of the Registrable Securities (as defined below) held by such holder. Notwithstanding the foregoing, the Company shall be required to conduct no more than two Long-Form Registrations and an unlimited number of Short-Form Registrations for Demand Holders. Any Demand Holder may request that any offering conducted under a Long-Form Registration or a Short-Form Registration be underwritten.

The term “Registrable Securities” means at any time New Common Stock held or beneficially owned by any party to the Registration Rights Agreement, including (i) any New Common Stock issued pursuant to the Plan or upon the conversion, exercise or exchange, as applicable, of any other securities and/or interests issued pursuant to the Plan and (ii) any shares of New Common Stock acquired in the open market or otherwise purchased or acquired by such person after the Effective Date; provided, however, Registrable Securities shall irrevocably cease to constitute Registrable Securities upon the earliest to occur of: (i) the date on which such securities have been disposed of pursuant to an effective registration statement under the Securities Act; (ii) the date on which such securities have been disposed of pursuant to Rule 144 promulgated under the Securities Act; (iii) the date on which such securities have been transferred to any person in a transfer not complying with the provisions of the Registration Rights Agreement governing the transfer of registration rights; and (iv) the date on which such securities cease to be outstanding.

Pursuant to the Registration Rights Agreement, among other things, the Company will file with the SEC a shelf registration statement on Form S-1 promptly after the Effective Date. Following the effectiveness of the shelf registration statement, any Demand Holder may request to effectuate a shelf takedown off of such shelf by means of an underwritten public offering. The Company, however, will not be obligated to effect an underwritten shelf takedown within 60 days after the pricing of a previous underwritten shelf takedown.

In the event the Company proposes to file a Demand Registration or a Company-initiated registration statement with respect to a public offering of any class of the Company’s equity securities other than a registration statement on Form S-8 or Form S-4, such registration a Piggyback Registration, the Company must notify all holders of Registrable Securities of its intention to effect such Piggyback Registration.

The Registration Rights Agreement includes customary indemnification provisions.

The foregoing description is a summary and is qualified in its entirety by reference to the Registration Rights Agreement, which is attached hereto as Exhibit 10.3 and incorporated herein by this reference.

Management Incentive Plan

On the Effective Date, pursuant to the operation of the Plan, the Forbes Energy Services Ltd. 2017 Management Incentive Plan, or the MIP, became effective.

The board of directors of the Company, or the Board, or a committee of the Board, or the MIP Committee, will administer the MIP. The MIP Committee has broad authority under the MIP to, among other things: (i) select participants; (ii) determine the terms and conditions, not inconsistent with the MIP, of any award granted under the MIP; (iii) determine the number of shares to be covered by each award granted under the MIP; and (iv) determine the fair market value of awards granted under the MIP, subject to certain exceptions.

Persons eligible to receive awards under the MIP include officers and employees of the Company and its subsidiaries. The types of awards that may be granted under the MIP include stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares and other forms of stock based awards.

The maximum number of New Common Shares that may be issued or transferred pursuant to awards under the MIP is 750,000, which number may be increased with the approval of the Company’s stockholders. If any outstanding award granted under the MIP expires or is terminated or canceled without having been exercised or settled in full, or if shares of New Common Stock acquired pursuant to an award subject to forfeiture are forfeited, the shares of New Common Stock allocable to the terminated portion of such award or such forfeited shares will revert to the MIP and will be available for grant under the MIP as determined by the MIP Committee in consultation with the Chairman of the Board, subject to certain restrictions.

As is customary in management incentive plans of this nature, in the event of any change in the outstanding shares of New Common Stock by reason of a stock split, stock dividend or other non-recurring dividends or distributions, recapitalization, merger, consolidation, spin-off, combination, repurchase or exchange of stock, reorganization, liquidation, dissolution or other similar corporate transaction, an equitable adjustment will be made in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the MIP. Such adjustment may include an adjustment to the maximum number and kind of shares of stock or other securities or other equity interests as to which awards may be granted under the MIP, the number and kind of shares of stock or other securities or other equity interests subject to outstanding awards and the exercise price thereof, if applicable.

The foregoing description is a summary and is qualified in its entirety by reference to the MIP, which is attached hereto as Exhibit 10.4 and incorporated herein by this reference.

Item 1.02 – Termination of a Material Definitive Agreement

Equity Interests

On the Effective Date, by operation of the Plan, all agreements, instruments, and other documents evidencing, relating to or connected with any equity interests (which include the Company’s prior common stock, par value $0.04 per share, the Company’s preferred stock, awards under the Company’s 2012 Incentive Compensation Plan, or the Compensation Plan, and the preferred stock purchase rights under the Rights Agreement dated as of May 19, 2008 and subsequently amended on July 8, 2013, or the Rights Agreement, between the Company and CIBC Mellon Trust Company, as rights agent) of the Company were extinguished without recovery.

Debt Securities

On the Effective Date, by operation of the Plan, the obligations of the Debtors under that certain indenture dated June 7, 2011 among the Company, as issuer, the guarantors party thereto and Wells Fargo Bank, N.A., as trustee, governing the terms of the Company’s 9% senior notes due 2019, or the 9% Senior Notes, were discharged and cancelled. Additionally, on the Effective Date, the outstanding principal balance of $15 million under the Prior Loan Agreement was paid off and the Prior Loan Agreement was terminated in accordance with the Plan. On the Effective Date, the Debtors entered into the New Regions Facility to cover the letters of credit and Bank Product Obligations (as defined in the Prior Loan Agreement) then outstanding under the Prior Loan Agreement.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 3.02 – Unregistered Sales of Equity Securities

On the Effective Date, the Company issued 5,249,997 shares of New Common Stock to holders of the 9% Senior Notes, or the Plan Shares. The Plan Shares were issued pursuant to an exemption from the registration requirements of the Securities Act under Section 1145 of the Bankruptcy Code.

Item 3.03 – Material Modification to the Rights of Securities Holders

The information set forth in Items 1.01, 1.02, 3.02 and 5.03 of this Current Report on Form 8-K is incorporated by reference herein.

Item 5.01 – Changes in Control of Registrant.

As disclosed elsewhere in this Current Report on Form 8-K, on the Effective Date, all equity interests (which include the Company’s prior common stock, par value $0.04 per share, the Company’s preferred stock, awards under the Compensation Plan and the preferred stock purchase rights under the Rights Agreement) of the Company were extinguished without recovery and shares of New Common Stock were issued pursuant to the Plan. As a result of the distribution of the Plan Shares and the cancellation of such prior equity interests pursuant to the Plan, holders of the 9% Senior Notes received one hundred percent (100%) of the outstanding shares of New Common Stock (subject to dilution by awards issued or issuable under the MIP on or after the Effective Date).

As disclosed in Item 5.02 below, pursuant to the Plan, the terms of five of the six current members of the Board will terminate, and on the Effective Date, the new Board of the Company, or the New Board, has five members designated in accordance with the Plan, four of whom will be new to the Board.

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Directors

In accordance with the Plan, Dale W. Bossert, Travis H. Burris, Charles C. Forbes, Jr., Ted A. Izatt and William W. Sherrill resigned from the Board on the Effective Date.

Appointment of Directors

The New Board took office on the Effective Date and consists of the following members:

•	John E. Crisp, 55, is the President and Chief Executive Officer of the Company and was appointed to such offices and elected as a director and Chairman of the Board upon the Company’s formation effective April 11, 2008. Since January 1, 2008, Mr. Crisp has been President and Chief Executive Officer of Forbes Energy Services LLC and since June 2007, Mr. Crisp has served as an executive officer of each of TX Energy Services, LLC and C.C. Forbes, LLC, the entities that now serve as the principal operating subsidiaries of the Company. Mr. Crisp has over 32 years of oilfield services industry experience and has on three separate occasions built and later sold oilfield service businesses. Mr. Crisp currently serves as a director of Texas Champion Bank and Brush Country Bank.

•	Lawrence “Larry” First, 55, currently serves as the Chief Investment Officer and Managing Director of Ascribe Capital LLC, or Ascribe. Mr. First joined Ascribe in 2008. Prior to joining Ascribe, Mr. First was a Managing Director and Co-Portfolio Manager in Merrill Lynch’s Principal Credit Group, a proprietary investing platform for the firm’s capital, where he was responsible for evaluating and managing assets in the team’s North American portfolio, including non-investment grade bank loans, stressed/distressed fixed income investments and public and private equity. Prior to joining Merrill Lynch in 2003, Mr. First was a senior partner in the Bankruptcy and Restructuring department of the law firm of Fried, Frank, Harris, Shriver & Jacobson LLP, where he began his legal career in 1987. At Fried Frank, he represented both debtors and creditors in both in-court and out-of court restructurings as well as lenders to, investors in, and potential buyers and sellers of, financially troubled companies. Prior to his joining Fried Frank’s Bankruptcy and Restructuring department, he was a member of its Corporate Department, where he became a partner in 1994. On behalf of Ascribe Capital LLC, Mr. First currently sits on the board of directors of Geokinetics Inc. since 2013, EnviroSolutions Inc. since July 2010 and Engineering Solutions & Products, LLC since November 2013. He was a director on the board of Alion Science and Technology Corp. from August 2014 until August 2015. Mr. First received a Bachelor of Arts in History and Sociology from Haverford College, and a Juris Doctor from New York University School of Law. He also attended the London School of Economics.

•	Brett G. Wyard, 47, has served as a Managing Partner of Solace Capital Partners, or Solace, which he co-founded, since April 2014. Prior to co-founding Solace, he served as a Global Partner, Managing Director and Co-Head of Carlyle Strategic Partners at The Carlyle Group from October 2005 to September 2012. Prior to Carlyle, Mr. Wyard was a Managing Director at Oaktree Capital Management LLC. Mr. Wyard has over 25 years of experience as a private equity and distressed debt investor as well as a financial advisor specializing in financial restructurings, distressed mergers and acquisitions, and investment banking. Mr. Wyard has been involved in the investment of $10.2 billion of committed capital. Mr. Wyard received a Bachelor of Arts in Economics from Boston College.

•

Rome G. Arnold III, 61, since January 2017, has served as a Senior Advisor at Rose and Co., a financial-technology startup company with a focus on digital media. From August 2016 to January 2017, Mr. Arnold was an independent private investor managing his personal investments. From

January 2012 through August 2016, Mr. Arnold was a Managing Director at UBS Securities in their Energy Group serving as the Head of Oil Field Services. Mr. Arnold received his Bachelor of Arts, cum laude, in Psychology and History of Art from Yale College. He received his Master of Business Administration from Harvard Business School, with High Distinction (Baker Scholar).

•	Paul S. Butero, 59, since October 2015, has served as the Executive Chairman of Laney Directional Drilling Co. and as an Operating Partner of Altos Energy Partners LLC. From May 2015 to October 2015, Mr. Butero worked as an independent consultant focused on mergers and acquisitions. From October 2012 to May 2015, Mr. Butero served as the President and Chief Executive Officer of Nine Energy Service LLC, a SCF Partners OFS portfolio company focused on the completion phase of resource development. Prior to joining Nine Energy Service LLC, Mr. Butero enjoyed over 32 years with Baker Hughes Incorporated, most recently serving as President of US Land Operations. He also served as President of Hughes Christensen Company (drill bits), President of Baker Atlas (wireline), and President of Baker Hughes Inteq (drilling systems). He also held a Vice President role in operations, sales and marketing as well as a number of operational management positions both domestically and internationally. Mr. Butero received his Bachelor of Arts in Geography from the University of Colorado in Boulder.

Certain Relationships and Related Party Transactions

The transactions described under the headings “Loan and Security Agreement” and “Registration Rights Agreement” in Item 1.01 may be deemed to be related party transactions. As such, the disclosure contained under those headings is incorporated by reference into this Item 5.02.

In addition, as discussed above, Mr. First serves as the Chief Investment Officer and Managing Director of Ascribe and Mr. Wyard serves as a Managing Partner of Solace. Pursuant to the Plan, each of Ascribe and Solace had the right to designate one member of the New Board. Additionally, Ascribe and Solace had the right to jointly designate one member of the New Board and, together with certain other holders of the 9% Senior Notes, the right to designate the one other member of the New Board. Furthermore, Ascribe and/or one of more of its affiliates own approximately twenty-one and fourth tenths percent (21.4%) of the New Common Stock outstanding on the Effective Date and funded approximately $13.9 million of the aggregate principal amount of the term loan governed by the New Loan Agreement. Solace and/or one of its affiliates own approximately fifteen and eight tenths percent (15.8%) of the New Common Stock outstanding on the Effective Date and funded approximately $10.2 million of the aggregate principal amount of the term loan covered by the New Loan Agreement.

The disclosure contained under the heading “Loan and Security Agreement” in Item 1.01 is incorporated by reference into this Item 5.02.

Committees of the Board

The standing committees of the New Board will consist of an Audit Committee and a Compensation Committee.

The New Board has appointed Messrs. Arnold and Butero to serve as members of the Audit Committee. Mr. Arnold was appointed Chairman of the Audit Committee.

The New Board has appointed Messrs. Arnold and Butero to serve as members of the Compensation Committee. Mr. Butero was appointed Chairman of the Compensation Committee.

Compensation of Directors

Members of the New Board, except Mr. Crisp, will each be paid an annual director retainer of $125,000 and may receive compensation in the form of shares of New Common Stock at an amount to be determined at a later date. Each of Messrs. First and Wyard has directed the Company to pay any director compensation owed to him to Ascribe and Solace, respectively. Mr. Crisp will be compensated in accordance with his management employment agreement, as discussed below.

Executive Officers

On the Effective Date, the executive officers of the Company are:

•	John E. Crisp, President and Chief Executive Officer

•	L. Melvin Cooper, Senior Vice President and Chief Financial Officer

•	Steve Macek, Executive Vice President and Chief Operating Officer

Prior to becoming the Executive Vice President and Chief Operating Officer of the Company, Mr. Macek served as the Executive Vice President of Well Servicing of C.C. Forbes LLC since 2014. From 2007 to 2014, Mr. Macek served as the Vice President of Well Servicing of C.C. Forbes, LLC. Mr. Macek received his Bachelor of Business Administration in Marketing, summa cum laude, from Texas A&M University in Kingsville.

On the Effective Date, Charles C. Forbes, Jr., who previously served as Executive Vice President and Chief Operating Officer of the Company, elected to retire from his officer positions with the Company and its subsidiaries but will continue as an employee of the Company on a reduced time commitment basis.

Management Employment Agreements

On the Effective Date, pursuant to the Plan, Forbes Energy Services LLC entered into (i) amended and restated employment agreements, replacing the prior agreements, with Messrs. Crisp and Cooper and (ii) an employment agreement with Mr. Macek, collectively, the Employment Agreements. Below is a summary of the material terms of the Employment Agreements.

•	Term. Each of the Employment Agreements has a current term expiring April 13, 2021, or the Initial Term. The term of each Employment Agreement will automatically extend for an additional year every April 14 unless written notice of termination is given between one hundred eighty (180) and two hundred forty (240) days prior to any such renewal date by the employee or the employer.

•	Base Salaries. The Employment Agreements of Messrs. Crisp, Cooper and Macek provide for annual base salaries of $650,000, $425,000 and $400,000, respectively, during the Initial Term.

•	Termination.

•	If the employee terminates his employment for “good reason” (as defined in the Employment Agreements) or under certain circumstances following a change in control, then such employee would be entitled to his base salary, bonus and other compensation and benefits through the actual expiration date of the remaining term of the Employment Agreement, and any and all options, rights or awards granted in conjunction with the MIP (other than performance awards) would immediately vest and a “pro rata portion” (as defined in the Employment Agreements) of each performance award would remain outstanding until the end of the applicable performance period (or, if earlier, until the occurrence of a change in control) and would vest or not based on the actual performance for the performance period or, if applicable, upon the change in control.

•	If the employer terminates employee’s employment for any reason other than for good cause, then such employee would be entitled to his base salary, bonus and other compensation and benefits through the actual expiration date of the remaining term of the Employment Agreement, and any and all options, rights or awards granted in conjunction with the MIP (other than performance awards) would immediately vest and a “pro rata portion” of each performance award would remain outstanding until the end of the applicable performance period (or, if earlier, until the occurrence of a change in control) and would vest or not based on the actual performance for the performance period or, if applicable, upon the change in control.

•	If employee is terminated for good cause or if employee voluntarily terminates his employment other than for good reason, employer will pay any compensation earned but not paid to him prior to the effective date of termination. Employee may voluntarily terminate his employment by giving at least thirty (30) days’ written notice. At that time, employer would have the right to relieve him of his duties; however, his salary would continue during the notice period.

•	If employee dies or becomes permanently disabled during the term of his employment, employer will pay to his estate the compensation that such employee would have earned through the date of death or determination of permanent disability, including salary, any prior year bonus earned but not yet paid, the pro-rated portion of any current year bonus, any and all options, rights or awards granted in conjunction with the MIP would immediately vest and his dependants would be entitled to benefits, including medical and other benefits and use of an employer automobile for a period of one year.

•	Change in Control. If a change in control of the Company shall occur after the Effective Date, then any and all options, rights or awards to employee in conjunction with the MIP would be deemed to have vested immediately prior to such change in control; provided that, with respect to the immediate vesting of any and all performance awards, such awards would immediately vest if and to the extent determined by the Board at the time of grant and set forth in the applicable award agreement between employee and employer.

•	Restricted Activities. Employee has agreed that, during the term of his agreement and thereafter until the later of (i) the end of the Initial Term or any then applicable extension period and (ii) one year after termination of employment following a notice of non-renewal, regardless of whether the termination occurs with or without cause and regardless of who terminates such employment, he will not, among others, (i) be employed by or associated with or own more than 5% of the outstanding securities of any entity that competes with the Company’s business or (ii) solicit any of our employees to terminate their employment.

•	Bonuses. The Compensation Committee has discretion to establish the methodology for determining annual bonuses. The Compensation Committee has not yet made such a determination.

•	Permitted Activities. Employee may engage only in those activities set forth in his Employment Agreement and those that would comply with the terms of the covenant applicable to permitted activities.

The foregoing description is a summary and is qualified in its entirety by reference to the Employment Agreements of Messrs. Crisp, Cooper and Macek, which are attached hereto as Exhibits 10.4, 10.5 and 10.6, respectively, and incorporated herein by this reference.

MIP

As discussed under the heading “Management Incentive Plan” in Item 1.01, on the Effective Date, pursuant to the operation of the Plan, the MIP became effective. The MIP provides for the issuance of equity-based awards with respect to, in the aggregate, up to 12.5% of the reorganized Company’s total outstanding New Common Stock. The disclosure contained under the heading “Management Incentive Plan” in Item 1.01 is incorporated by reference into this Item 5.02.

Item 5.03 – Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On the Effective Date, the Company converted from a Texas corporation to a Delaware corporation. In addition, on the Effective Date, pursuant to the terms of the Plan, the Company filed a certificate of incorporation, or the Certificate of Incorporation, with the office of the Secretary of State of the State of Delaware. Also on the Effective Date, and pursuant to the terms of the Plan, the Company adopted the second amended and restated bylaws, or the Bylaws. Descriptions of the material provisions of the Certificate of Incorporation and the Bylaws are contained in the Company’s Registration Statement on Form 8-A filed with the SEC on April 18, 2017, which description is incorporated by reference herein.

Item 7.01 – Regulation FD Disclosure

On April 17, 2017, the Company issued a press release announcing the Debtors’ emergence from bankruptcy. A copy of the press release is attached as Exhibit 99.2 to this Current Report on Form 8-K.

The information included in this Form 8-K under Item 7.01 and Exhibit 99.2 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or otherwise subject to liabilities of that Section, unless the registrant specifically states that the information is to be considered “filed” under the Exchange Act or incorporates it by reference into a filing under the Exchange Act or the Securities Act of 1933, as amended.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits.

2.1	Debtors’ Prepackaged Joint Plan of Reorganization, dated December 21, 2016 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed December 23, 2016).

3.1	Certificate of Incorporation of Forbes Energy Services Ltd. (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 8-A filed April 18, 2017).

3.2	Second Amended and Restated Bylaws of Forbes Energy Services Ltd. (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form 8-A filed April 18, 2017).

10.1*	Loan and Security Agreement, dated as of April 13, 2017, by and among Forbes Energy Services LLC, as borrower, Forbes Energy International, LLC, TX Energy Services, LLC, C.C. Forbes, LLC and Forbes Energy Services Ltd., as guarantors, Wilmington Trust, N.A., as agent, and certain lenders party thereto.

10.2*	Agreement regarding Cash Collateral and Letters of Credit dated as of April 13, 2017 by and among Forbes Energy Services LLC, Forbes Energy International, LLC, TX Energy Services, LLC, C.C. Forbes, LLC, Forbes Energy Services Ltd. and Regions Bank.

10.3	Registration Rights Agreement by and among Forbes Energy Services Ltd. and certain holders identified therein dated as of April 13, 2017 (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form 8-A filed April 18, 2017).

10.4*	Forbes Energy Services Ltd. 2017 Management Incentive Plan.

10.5*	Amended and Restated Employment Agreement effective April 13, 2017, by and between John E. Crisp and Forbes Energy Services LLC.

10.6*	Amended and Restated Employment Agreement effective April 13, 2017, by and between L. Melvin Cooper and Forbes Energy Services LLC.

10.7*	Employment Agreement effective April 13, 2017, by and between Steve Macek and Forbes Energy Services LLC.

99.1	Order Approving the Debtors’ Disclosure Statement For, and Confirming, the Debtors’ Prepackaged Joint Plan of Reorganization, as entered by the Bankruptcy Court on March 29, 2017 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed March 31, 2017).

99.2*	Press release dated as of April 17, 2017.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Forbes Energy Services Ltd.

Date: April 18, 2017	By: /s/ L. Melvin Cooper
L. Melvin Cooper
Senior Vice President and Chief Financial Officer